AGREEMENT

         AGREEMENT by and between the Great-West Life & Annuity Insurance Company (the "Insurance Company"), a Colorado stock life insurance corporation, on its behalf and on behalf of COLI VUL-2 Series Account ("the Account"), and Maxim Series Fund, Inc. ("the Fund").

                                   WITNESSETH:

         WHEREAS, the Account is a separate account established and maintained by the Insurance Company pursuant to the laws of the State of Colorado for variable annuity contracts issued by the Insurance Company;

         WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 ("Investment Company Act");

         WHEREAS, the Fund is registered as an open-end management company organized as a series fund under the Investment Company Act;

         WHEREAS, the Fund is comprised of various portfolios and other portfolios may be established in the future;

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurance Company intends to purchase shares in the portfolios described above and, in its discretion, in any other investment divisions that may be established, on behalf of the Account to fund the variable annuity contracts;

         NOW, THEREFORE, the Insurance Company and the Fund hereby agree as follows:

1. The Fund agrees that it will sell to the Account those shares of the Fund which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt of the order for the shares of the Fund.

2. The Fund agrees that it will redeem for cash, on the Account's request, any full or fractional shares of the Fund held by the Account, executing such requests on a daily basis at the net asset value next computed after receipt of the request for redemption of shares of the Fund.

3. All purchases and redemptions of shares in the Fund by the Insurance Company for the Account shall be at net asset value and no commission, dealer spread or other fee shall be payable to the Fund or any broker/dealer.

4. All purchases, redemptions and exchanges of Fund shares shall be settled within the time period provided under all applicable law after the transaction is effected.

5. This Agreement shall remain in effect until terminated by the mutual written consent of the parties hereto.

6. This Agreement shall be subject to the provisions of the Investment Company Act, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations, and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


By:
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Attest:
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MAXIM SERIES FUND, INC.


By:
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Attest:
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